EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:                 Chuck Mulloy                                               Daniel Francisco
Intel Corporation                                         Micron Technology, Inc.
1-408-765-3484                                               1-208-368-5584
cmulloy@intel.com                                      dfrancisco@micron.com

INTEL, MICRON UPDATE NAND FLASH MEMORY JOINT VENTURE

Companies Expand Successful NAND Flash Memory Joint Development Program to Include Development of Emerging Memory Technologies

SANTA CLARA, Calif. and BOISE, Idaho, Feb. 28, 2012 – Intel Corporation and Micron Technology, Inc., today announced that the companies have entered into agreements to expand their NAND Flash memory joint venture relationship.

The agreements, which are designed to improve the flexibility and efficiency of the joint venture, include a NAND Flash supply agreement for Micron to supply NAND products to Intel and agreements for certain joint venture assets to be sold to Micron. Under terms of the agreement, Intel is selling its stake in two wafer factories in exchange for approximately $600 million—the approximate book value of Intel’s share. Additionally, Intel will be receiving approximately half of the consideration in cash and the remaining amount will be deposited with Micron, which may be refunded or applied to Intel’s future purchases under the NAND Flash supply agreement. The agreements also extend the companies’ successful NAND Flash joint development program and expand it to include emerging memory technologies.

“Micron’s joint venture NAND development efforts with Intel are a model of innovation, productivity and effectiveness,” said Micron Chief Executive Officer Mark Durcan. “With IM Flash and its associated programs, our companies have become leaders in the NAND Flash arena. These new agreements build on that success.”

 “The Intel-Micron partnership has created industry-leading NAND Flash memory technology and developed a robust global manufacturing network. The new NAND Flash supply agreement with Micron gives Intel better flexibility to meet growing demand for SSDs and other products,” said Robert Crooke, Corporate Vice President and General Manager of the Non-Volatile Memory Solutions Group, Intel.

As part of these agreements, Micron will increase its share of the overall NAND Flash output and optimize its global manufacturing network by purchasing the assets of IM Flash Singapore (IMFS) and the IM Flash Technologies (IMFT) assets in Manassas, Va.

Micron has also agreed to supply Intel with NAND Flash memory from its facilities. The IMFT joint venture NAND manufacturing facility in Lehi, Utah, will continue to operate with minimal changes to its existing operations. The facility is currently in production on the companies’ industry-leading 20nm NAND Flash memory technology. The transaction is expected to close during the first half of this year, subject to certain conditions.

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    Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

©2012 Micron Technology, Inc., and Intel Corporation. All rights reserved. Information is subject to change without notice.

Micron and the Micron logo are trademarks of Micron Technology, Inc. Intel is a trademark of Intel Corporation or its subsidiaries in the United States and other countries. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements related to the timing of the closing of the transaction between Micron and Intel (the “Companies”) related to updating their NAND Flash joint venture relationship. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Companies file from time to time with the Securities and Exchange Commission, specifically each of their most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for each of the Companies to differ materially from those contained in our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.